Exhibit 99.1

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF MISSOURI

EASTERN DIVISION

)
UNITED STATES OF AMERICA,	)
)
Plaintiff,	)
	)	Case No. 4:10 CR
vs.	)
)
ETHEX CORPORATION,	)
)
Defendant.	)
)

PLEA AGREEMENT, GUIDELINES

RECOMMENDATIONS AND STIPULATIONS

Come now the parties pursuant to Section 6B1.4, Sentencing Guidelines and Policy Statements (October 1987), and the Administrative Order of this Court (January 2, 1991) and hereby stipulate and agree that the following are the parties’ agreements, recommendations and stipulations:

1.	THE PARTIES:

The parties to the agreements, recommendations and stipulations contained herein are the Defendant Ethex, a Missouri corporation, defense counsel F. Joseph Warin and Daniel A. Cantu, and the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice (hereinafter “the government”). This document and the agreements, recommendations and stipulations contained herein do not, and are not intended to, bind any governmental office or agency other than the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation. It is understood by the parties that the Court is neither a party to nor bound by these agreements, recommendations and stipulations, unless or until the Court accepts the plea agreement pursuant to Rule 11(c)(4).

2.	PLEA AGREEMENTS:

A. The Plea:

Pursuant to Rule 11(c)(1)(A) and (C), Federal Rules of Criminal Procedure, in exchange for the defendant’s voluntary plea of guilty to Counts I and II of the charges, the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation agree that no further federal prosecution will be brought in this District against defendant and related corporations KV Pharmaceutical (“KV”) and Ther-Rx regarding allegations of the misbranding and adulteration of any oversized tablets of drugs manufactured by KV, and the failure to file required reports regarding these drugs and patients’ use of these drugs with the Food and Drug Administration, during January 1, 2008 through December 31, 2008, which the Office of the United States Attorney for the Eastern District of Missouri is aware at this time.

Nothing in this plea agreement restricts in any way the ability of the United States Attorney’s Office for the Eastern District of Missouri and the Office of Consumer Litigation to investigate and prosecute any current or former company officer, employee, agent, or attorney of defendant or other non-party to this agreement.

Pursuant to Rule 11(c) and (d), Federal Rules of Criminal Procedure, the defendant fully understands that there will be no right to withdraw the plea entered under this agreement, except where the Court rejects the plea agreement pursuant to Rule 11(c)(5).

B. The Sentence:

Pursuant to Rule 11(c)(l)(C), Federal Rules of Criminal Procedure, in this document the parties have addressed the United States Sentencing Guidelines, the factors set forth in 18 U.S.C. § 3553(a),

and other factors relevant to sentencing. The parties agree that the recommendations contained herein fairly and accurately set forth the Guidelines applicable to this case. The parties believe that the Court should use these recommendations in determining the defendant’s sentence along with any other factors specified in this agreement.

The parties acknowledge that the Guidelines application recommendations set forth herein are the result of negotiations between the parties as to the Guidelines applications they address; that these negotiated recommendations as well as the agreements the government made in paragraph 2A led to the guilty plea in this case; and that each party has a right to rely upon and hold the other party to the recommendations at the time of sentencing. The parties further agree that neither party shall request a sentence inconsistent with the sentence jointly recommended by the parties. The parties understand that the District Court is neither a party to nor bound by the Guidelines recommendations agreed to in this document, unless or until the Court accepts the plea agreement pursuant to Rule 11(c)(4).

C. Waiver of Post-Conviction Rights:

(1) Appeal: The defendant has been fully apprised by defense counsel of the defendant’s rights concerning appeal and fully understands the right to appeal the sentence under Title 18, United States Code, Section 3742.

(a) Non-Sentencing Issues: In the event the Court accepts the plea, as part of this agreement, both the defendant and the government hereby waive all rights to appeal all non-jurisdictional issues including, but not limited to, any issues relating to pre-trial motions, hearings and discovery and any issues relating to the negotiation, taking or acceptance of the guilty plea or the factual basis for the plea.

(b) Sentencing Issues: In the event the Court accepts the plea and, in sentencing the defendant, 1) applies the recommendations agreed to by the parties herein, and 2) after determining a Sentencing Guideline range, sentences the defendant in accordance with the sentence recommended by the parties, then, as part of this agreement, both the defendant and the government hereby waive all rights to appeal all sentencing issues, including any issues relating to the determination of the Total Offense Level, the Criminal History Category, and Career Offender status.

(2) Habeas Corpus: The defendant acknowledges being guilty of the crime to which a plea is being entered, and further states that the government has not made representations which are not included in this document as to the sentence to be imposed. The defendant further agrees to waive all rights to contest the conviction or sentence in any post-conviction proceeding, including one pursuant to Title 28, United States Code, Section 2255, except for claims of prosecutorial misconduct or ineffective assistance of counsel.

D. Financial Disclosure:

The defendant agrees to complete and sign financial forms as required by the United States Probation Office prior to sentencing, including a Net Worth Statement (Probation Form 48); or a Net Worth Short Form Statement (Probation Form 48 EZ); a Cash Flow Statement (Probation Form 48B); a Declaration of Defendant or Offender Net Worth and Cash Flow Statements (Probation Form 48D); and a Customer Consent and Authorization for Access to Financial Records (Probation Form 48E). The defendant agrees to provide complete, truthful and accurate information on these forms and consents to the release of these forms and any supporting documentation by the United States Probation Office to the United States Attorney’s Office for the Eastern District of Missouri. The defendant also agrees to complete and sign financial forms, including a Customer Consent Authorization for Access to Financial Records During Supervision (Probation Form 48I), as required by the United States Probation Office during the defendant’s term of supervised release or probation. The defendant agrees to provide complete, truthful and accurate information on these forms and consents to the release of these forms and any supporting documentation by the United States Probation Office to the United States Attorney’s Office for the Eastern District of Missouri.

E. Tax, Civil, or Administrative Actions not Barred; Effect on Other Governmental Agencies: The defendant’s representatives have discussed with defense counsel and understands that nothing contained in this document is meant to limit the rights and authority of the United States of America to take any civil, tax, or administrative action against the defendant and any of its related corporations or current and former officers or directors including, but not limited to, deportation and any listing, exclusion, and debarment proceedings to restrict rights and opportunities of the defendant to contract with government agencies. Further, any recommendation in this document as to the amount of loss or restitution is not binding upon the United States in any civil or administrative action by the government against the defendant. This agreement does not bind the Internal Revenue Service or the Tax Division of the United States Department of Justice.

3.	GUIDELINES RECOMMENDATIONS (NOT BINDING ON THE COURT):

A. Manual to be Used: The parties recommend that the 2009 version of the Guidelines Manual applies.

B. Offense Conduct:

(1) Base Offense Level: The parties recommend that the base offense level is 6 as found in Sections 2N2.1(a), 2N2.1(c)(1), and 2B1.1(a)(2).

(2) Chapter 2 Specific Offense Characteristics: The parties recommend that the following Specific Offense Characteristics apply: (a) 20 levels should be added pursuant to Section 2B1.1(b)(1)(K) and application note 3(F)(v)(III) because the gain is more than $7,000,000; and; (b) 2 levels should be added pursuant to Section 2B1.1(b)(13)(A) because the offense involved a conscious or reckless risk of death or serious bodily injury.

C. Chapter 3 Adjustments: The parties recommend that the following adjustments apply: None with respect to Parts A, B, C, and E, pursuant to Application Note 2 of the Commentary to Section 8A1.2. Counts 1 and 2 are grouped together into a single count for sentencing purposes, pursuant to Sections 3D1.2(b), (d) and Section 8C2.3(b).

D. Estimated Total Offense Level: Based on these recommendations, the parties estimate that the Total Offense Level is 28.

E. Chapter 8 Base Fine: The parties recommend that the base fine and gross gain for this offense is $11,718,691 as found in Section 8C2.4(a)(2) and 18 U.S.C. § 3571(d).

F. Chapter 8 Culpability Score: The parties recommend that the base score of 5, as found in Section 8C2.5(a), should be (a) increased by 4 levels, pursuant to Section 8C2.5(b)(2)(A), because the organization had more than 1,000 employees and a high level personnel employee of the defendant participated in, condoned, or was willfully ignorant of the offense. The parties recommend that the adjusted score of 9 be decreased by 5 levels to 4, pursuant to Section 8C2.5(g)(l) and App. Notes 9-10, because the Audit Committee of the Board of Directors of KV, the parent company of Ethex, reported the offense after conducting an investigation, cooperated with the Government’s investigation, and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct.

G. Chapter 8 Multiplier: The parties recommend that the minimum multiplier is 0.80 and the maximum multiplier is 1.60, as found in Section 8C2.6.

H. Total Estimated Fine: Based on the above calculations, the parties estimate that the guidelines recommend a fine in the range between $9,374,952 and $18,749,905. The statutory maximum fine pursuant to 18 U.S.C. § 3571(d) is $23,437,382. The parties jointly recommend a fine of $23,437,382. Pursuant to 18 U.S.C. § 3572(d)(1)-(3), the fine shall be paid in four installments. The first payment will occur within ten days of sentencing, and will be in the amount of $2,343,738, 10% of the fine. The second payment will be due on or before December 15, 2010, and will be in the amount of $5,859,345, 25% of the fine. The third payment will be due on or before July 11, 2011, and will be in the amount of $5,859,345, 25% of the fine. The final and fourth installment payment will be due on July 11, 2012, and will be in the amount of $9,374,954, 40% of the fine. The parties respectfully request that the Court waive interest on the fine pursuant to 18 U.S.C. § 3612(f)(3)(A). If there is any material change in the economic circumstances of defendant or its corporate parent KV, the defendant shall promptly notify the United States Attorney’s Office so that the parties to this agreement may discuss the immediate payment of any remainder of the fine, or other appropriate adjustment of the payment schedule. The United States Attorney’s Office may consider at any time whether the filing a petition to modify the amount of the fine or the payment schedule is appropriate under 18 U.S.C. § 3573, including if KV’s plans to resume drug manufacturing or obtain approval for certain drugs are delayed or are unsuccessful in whole or part. If defendant fails to make any payment due under this paragraph, at anytime 5 calendar days after the payment was due, the United States Attorney’s Office, in its sole discretion, may void this plea agreement, keep any payments already made before the plea agreement was voided, and prosecute defendant, using, among other evidence, the admissions made in this agreement.

I. Acceptance of Responsibility: The parties agree that if the defendant does not abide by all of the agreements made within this document, the defendant’s failure to comply is grounds for the loss of acceptance of responsibility pursuant to

Section 8C2.5(g)(1). The parties further agree that the defendant’s eligibility for a reduction pursuant to Section 8C2.5(g)(1) is based upon the information known at the present time and that any actions of the defendant which occur or which become known to the government subsequent to this agreement and are inconsistent with the defendant’s acceptance of responsibility including, but not limited to criminal conduct, are grounds for the loss of self-reporting and acceptance of responsibility pursuant to

Section 8C2.5(g)(1). In any event, the parties agree that all of the remaining provisions of this agreement remain valid and in full force and effect.

J. Criminal History: The determination of the defendant’s Criminal History Category shall be left to the Court after it reviews the Presentence Report. The Criminal History Category determination will be made only after the United States Probation Office obtains and evaluates the records it can find of the defendant’s criminal history. Prior convictions can affect the sentence and usually result in a harsher sentence. Both parties retain their right to challenge, before sentencing, the finding of the Presentence Report as to the defendant’s criminal history and the applicable category.

Both parties are aware that the results of a preliminary criminal record check are available for review in the Pretrial Services Report.

K. Acknowledgment of Effect of Recommendations:

The parties recognize that they may not have addressed or foreseen all the Guidelines provisions applicable in this case. Guidelines applications not expressly addressed by the parties’ recommendations, but which are addressed by the Presentence Report or the Court, may be presented to the Court for consideration. The parties agree and understand that the Court, in its discretion, may apply any Guidelines not addressed in this document.

4.	STIPULATION OF FACTS RELEVANT TO SENTENCING:

The parties stipulate and agree that all the facts in the Information charging defendant are true. All the facts referenced in the Information are incorporated into this agreement by this reference, and further defendant agrees that the facts in this case are as set forth in the Information and that the Government would prove these facts beyond a reasonable doubt.

Specifically, defendant admits that on or about September 26, 2008, in St. Louis County, Missouri, within the Eastern Division of the Eastern District of Missouri, with the intent to defraud or mislead, defendant failed to make two reports required under 21 U.S.C. § 355(k). Specifically, defendant failed to make and submit two field alert reports to the U.S. Food and Drug Administration regarding defendant’s discovery of oversized tablets of Propafenone, 225 mg strength, and an oversized tablet of dextroamphetamine sulfate, 5 mg strength, that failed to meet product specifications.

Defendant Ethex further admits that it is and was a Missouri corporation. From the date of its organization through December 31, 2008, Ethex maintained addresses and conducted business at various locations in St. Louis County, Missouri, within the Eastern Division of the Eastern District of Missouri. Venue for all counts of the Information is proper within the Eastern District of Missouri and defendant expressly waives any claim or challenge to venue.

The parties agree that the facts set forth above and the facts set forth in the Information are true and may be considered as “relevant conduct” pursuant to Section 1B1.3.

5.	ELEMENTS OF THE OFFENSE:

As to Counts I-II, the defendant admits to knowingly violating Title 21, United States Code, Sections 355(k), 331(e), and

333(a)(2) and admits there is a factual basis for the plea and further fully understands that the elements of the crime are:

A. With the intent to defraud or mislead;

B. Defendant failed to establish and maintain records and make timely reports to the Food and Drug Administration with respect to material information regarding the drugs propafenone and dextroamphetamine sulfate, and;

C. Defendant held for sale and shipped such drugs in interstate commerce.

6.	PENALTIES:

A. Statutory Penalties: The defendant fully understands that the maximum possible penalty provided by law for the crime of failure to file required reports to which the defendant is pleading guilty is a term of probation of not more than five years, a fine of not more than $500,000 or twice the gross gain from the offense, or both. 18 U.S.C. § 3571(c)(3) and (d).

B. Sentencing Guidelines Effect on Penalties: The defendant understands that except for Title 18, Sections 3553(b)(1) and Section 3742(e), this offense is affected by the provisions and Guidelines of the “Sentencing Reform Act of 1984,” Title 18, United States Code, Sections 3661 et. seq. and Title 28, United States Code, Section 994.

C. Mandatory Special Assessment: The defendant further acknowledges that this offense is subject to the provisions of the Criminal Fines Improvement Act of 1987 and that the Court is required to impose a mandatory special assessment on a per count basis which the defendant agrees to pay at the time of sentencing. The defendant further agrees that if the mandatory special assessment imposed by the Court is not paid at the time of sentencing, until the full amount of the mandatory special assessment is paid, money paid by the defendant toward any restitution or fine imposed by the Court shall be first used to pay the mandatory special assessment.

7.	FINES, RESTITUTION AND COSTS:

The defendant understands that the Court may impose a fine, restitution (in addition to any penalty authorized by law), costs of incarceration and costs of supervision. The defendant agrees that any fine or restitution imposed by the Court will be due and payable immediately, unless ordered otherwise by the Court pursuant to the payment schedule referenced above.

A. Restitution: The defendant further acknowledges that pursuant to Title 18, United States Code, Section 3663A, an order of restitution is mandatory in this case for all crimes listed in Section 3663A(c) committed after April 24, 1996. The parties jointly recommend pursuant to 18 U.S.C. § 3663(a)(3) that the Court order defendant to make restitution to the Government’s Medicare program in the amount of $1,762,368 and to the Government’s Medicaid program in the amount of $573,000 to compensate these programs for their approximate losses, to be paid by defendant within ten days of sentencing.

B. Effect of Bankruptcy on Fines or Restitution: The defendant hereby stipulates that any fine or restitution obligation imposed by the Court is not dischargeable in any case commenced by the defendant or the defendant’s creditors pursuant to the Bankruptcy Code. The defendant agrees not to attempt to avoid paying any fine or restitution imposed by the Court through any proceeding pursuant to the United States Bankruptcy Code, and stipulates that enforcement of any fine or restitution obligation by the United States or a victim is not barred or affected by the automatic stay provisions of the United States Bankruptcy Code (Title 11, United States Code, Section 362).

C. Forfeiture. In addition to the fine and restitution amounts set forth in this plea agreement, Ethex will not contest an administrative forfeiture of $1,796,171 in United States currency pursuant to 18 U.S.C. § 981. Ethex acknowledges and agrees to forfeit all rights, title, and interest in these funds and not oppose whatever steps are necessary to pass clear title of these funds to the United States, including but not limited to waiving any rights to file a claim contesting the forfeiture. Ethex agrees that no later than 45 days after sentencing it shall remit the amount of $1,796,171 to the United States pursuant to instructions provided by the United States. Ethex and the United States Attorney’s Office agree that this payment shall satisfy any and all forfeiture obligations Ethex may have as a result of the guilty plea.

Forfeiture of substitute assets shall not be deemed to be an alteration of Ethex’s sentence. This forfeiture shall neither satisfy or offset any fine, restitution, or other penalty imposed upon Ethex nor be used to offset Ethex’s tax liability or any other debt owed to the United States.

In addition to all other waivers or releases set forth in this Agreement, Ethex hereby waives any and all claims arising from or relating to the forfeiture discussed in this section, including, without limitation, any claims arising under the Double Jeopardy clause of the Fifth Amendment or the Excessive Fines clause of the Eighth Amendment of the United States Constitution, or any other provision of federal or state law. The District Court for the Eastern District of Missouri shall retain jurisdiction to enforce the provisions of this section.

8.	ACKNOWLEDGMENT AND WAIVER OF THE DEFENDANT’S RIGHTS:

The defendant acknowledges and fully understands the following rights: the right to plead not guilty to the charges; the right to be tried by a jury in a public and speedy trial; the right to file pre-trial motions, including motions to suppress evidence; the right at such trial to a presumption of innocence; the right to require the government to prove the entire case against the defendant beyond a reasonable doubt; the right not to testify; the right not to present any evidence; the right to be protected from compelled self-incrimination; the right at trial to confront and cross-examine adverse witnesses; the right to testify and present evidence; and the right to compel the attendance of witnesses. The defendant further understands that by this guilty plea, the defendant expressly waives all the rights set forth in this paragraph.

The defendant fully understands that the defendant has the right to be represented by counsel, and if necessary, to have the Court appoint counsel at trial and at every other stage of the proceeding. The defendant’s counsel has explained these rights and the consequences of the waiver of these rights. The defendant fully understands that, as a result of the guilty plea, no trial will, in fact, occur and that the only action remaining to be taken in this case is the imposition of the sentence.

The defendant is fully satisfied with the representation received from defense counsel. The defendant has reviewed the government’s evidence and representatives of defendant have discussed the government’s case and all possible defenses and defense witnesses with defense counsel. Defense counsel has completely and satisfactorily explored all areas which the defendant’s representatives have requested relative to the government’s case and any defenses.

It is understood that by signing this agreement, the parties representing Ethex are certifying that they possess the authority to do so on behalf of Ethex, and have obtained all necessary authority under the corporate by laws and law to sign the agreement and make the commitments in this agreement.

9.	PRESENTENCE REPORT AND SENTENCING:

Defendant may file a motion suggesting that a pre-sentence report need not be prepared pursuant to Fed. R. Crim.

Proc. 32(c)(1)(A)(ii). Further, defendant may file a motion requesting that if the Court does accept the defendant’s plea, then it immediately proceed to sentence directly after any plea is accepted by the Court. If defendant files such motions and the Court denies them, then following defendant’s guilty plea, a Presentence Report will be prepared. At the time of sentencing, the parties reserve the right to allocution. Each party also reserves the right to bring any misstatements of fact made either by the other party or on that party’s behalf to the attention of the Court at the time of sentencing.

10.	STANDARD OF INTERPRETATION:

In interpreting this document, any drafting errors or ambiguities shall not automatically be construed against any party, whether or not the party was involved in drafting this document.

11.	VOLUNTARY NATURE OF THE PLEA AND THE PLEA AGREEMENT, RECOMMENDATIONS AND STIPULATIONS:

This document constitutes the entire agreement between the defendant and the government, and no other promises or inducements have been made, directly or indirectly, by any agent of the government, including any Department of Justice attorney, concerning any plea to be entered in this case or the agreements, recommendations or stipulations contained herein. In addition, the defendant states that no person has, directly or indirectly, threatened or coerced the defendant to do or refrain from doing anything in connection with any aspect of this case, including entering a plea of guilty. The defendant’s agreements, recommendations and stipulations as set forth above are made in exchange for the United States’ agreements, recommendations and stipulations set forth in this document.

The defendant acknowledges that the defendant has voluntarily entered into both this plea agreement, and its recommendations and stipulations. The defendant further acknowledges that this guilty plea is made of the defendant’s own free will because the defendant is, in fact, guilty of the conduct specified in sections four and five above.

12.	CONSEQUENCES OF FURTHER CRIMINAL CONDUCT OR WITHDRAWAL OF PLEA BY DEFENDANT:

The defendant agrees that if, between the time of signing this document and the sentencing the defendant engages in any criminal activity, the government shall be released from any obligations or limits on its power to prosecute the defendant created by this document, and any such conduct shall be grounds for the loss of self reporting and acceptance of responsibility pursuant to Section 8C2.5(g)(1).

13.	COOPERATION.

Defendant and its parent corporation KV shall cooperate fully with the United States in connection with the Government’s ongoing investigations and prosecutions of others for alleged violations of federal criminal and civil law during the investigation of this case. Defendant and KV agree and acknowledge that such cooperation shall include the following, if requested by the United States and its agencies:

a. prompt production to the United States of any non-privileged document or record in the possession, custody, or control of defendant or KV relating to the subject matter of the investigation.

b. taking all reasonable measures available to Defendant or KV to ensure that present and former officers, directors, agents and employees of Defendant and KV cooperate truthfully and completely with the United States in conjunction with any ongoing investigation and prosecution.

c. taking all reasonable measures available to Defendant and KV to make all present and former officers, directors, and employees of Defendant and KV available for interviews by law enforcement personnel, upon reasonable notice.

d. taking all reasonable measures available to Defendant and KV to make their officers, directors, and employees available to present testimony before a grand jury, preliminary hearing, trial, or other proceeding where requested by the United States upon reasonable notice. Provided, however, notwithstanding any provision of this agreement, that Defendant and KV are not required to request that their present or former officers, directors or employees forego seeking the advice of an attorney.

Defendant and KV further agree to promptly inform the United States Attorney’s Office for the Eastern District of Missouri and the Office of Consumer Litigation for the United States Department of Justice of any criminal conduct by or criminal investigations of defendant and KV or their respective senior management employees that come to the attention of KV or Ethex’s Board of Directors after this agreement is signed by Ethex, as well as any administrative proceeding or civil action brought by any governmental authority that alleges criminal violations by KV or Ethex.

SO STIPULATED AND AGREED:

3/2/10	/s/ Janice C. Forsyth
Date	Ethex Corporation Defendant By authorized representative

March 2, 2010	/s/ F. Joseph Warin
Date	F. Joseph Warin Daniel A. Cantu Gibson, Dunn and Crutcher LLP 1050 Connecticut Ave. N.W. Washington, D.C. 20036-5306 Counsel for Defendant (202) 955-8500

3/2/10	/s/ Andrew J. Lay
Date	Andrew J. Lay, #28542 Assistant United States Attorney United States Attorney’s Office Eastern District of Missouri 111 South 10th Street, Room 20.333 St. Louis, Missouri 63102 (314) 539-2200

3/2/2010	/s/ Eugene M. Thirolf
Date	Eugene M. Thirolf, #22222 Director United States Department of Justice Office of Consumer Litigation P.O. Box 386 Washington, D.C. 20044-0386 (202) 616-0219

3/2/2010	/s/ David A. Frank
Date	David A. Frank Trial Attorney United States Department of Justice Office of Consumer Litigation P.O. Box 386 Washington, D.C. 20044-0386 (202) 616-0219

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